Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors

Dover Motorsports, Inc.:

We consent to the incorporation by reference in the registration statement (No. 333-58779) on Form S-8 of Dover Motorsports, Inc. of our reports dated March 7, 2008, with respect to the consolidated balance sheets of Dover Motorsports, Inc. and subsidiaries as of December 31, 2007 and 2006, and the related consolidated statements of operations and comprehensive earnings (loss) and cash flows for each of the years in the three-year period ended December 31, 2007, and the effectiveness of internal control over financial reporting as of December 31, 2007, which reports appear in the December 31, 2007 annual report on Form 10-K of Dover Motorsports, Inc. Our report dated March 7, 2008 on the consolidated financial statements refers to accounting changes as a result of the adoption of Statement of Financial Accounting Standards No. 123R, “Share-Based Payment,” effective January 1, 2006; Statement of Financial Accounting Standards No. 158, “Employers’ Accounting for Defined Benefit Pension and Other Postretirement Plans,” on December 31, 2006; and Financial Accounting Standards Board Interpretation No. 48, “Accounting for Uncertainty in Income Taxes,” effective January 1, 2007.

KPMG LLP

Philadelphia, Pennsylvania

March 7, 2008